EXHIBIT 10.3
AMENDMENT TO
COMPENSATION TERM SHEET

THIS AMENDMENT TO COMPENSATION TERM SHEET (this “Amendment”), effective as of November 1, 2025 (the “Amendment Effective Date”), is entered into by and between T-Mobile US, Inc. (the “Company”), and Peter Osvaldik (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Term Sheet (as defined below).
RECITALS
WHEREAS, the Company and Executive are parties to that certain Compensation Term Sheet, dated as of September 12, 2024 (the “Term Sheet”), which sets forth the terms and conditions of Executive’s employment as Executive Vice President, Chief Financial Officer of the Company; and
WHEREAS, the Company and Executive mutually desire to amend the Term Sheet as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, effective as of the Amendment Effective Date, the Company and Executive hereby agree as follows:
AMENDMENT
1. Term. The Term Sheet is hereby amended to provide that the “Expiration Date” means, and the Original Term shall continue until, July 1, 2027 (unless earlier terminated as set forth in the Term Sheet). For clarity, Executive’s employment with the Company shall continue to remain “at will.”
2.Severance. Subparagraph (b) of the section of the Term Sheet entitled “Severance” is hereby amended as follows:
(a)The reference to “July 2, 2026” in the first sentence of such subparagraph (b) is hereby replaced with “July 1, 2027”.
(b)The following is hereby added to such subparagraph (b) as clause (v) thereof:
“(v)     Solely if the Termination Date occurs during the one hundred and eighty (180)-day period (x) immediately prior to February 15, 2027 or (y) immediately prior to February 15th of any subsequent calendar year:
(A)A pro-rata STI award for the calendar year in which the Termination Date occurs, based on the number of days in such calendar year through the Termination Date divided by 365 (or 366, as applicable) and based on actual performance results for such calendar year, payable no later than March 15th of the calendar year following the calendar year in which Executive’s employment terminates; plus
(B)For any LTI awards under the Plan (excluding, for clarity, the 2023 Special PRSU Award) that are scheduled to vest on the next February 15th following the Termination Date (such LTI awards, the “Vesting LTI Awards”), and notwithstanding anything to the contrary in the applicable award agreement(s):

(1)each such Vesting LTI Award that is outstanding and not subject to any performance vesting condition as of the Termination Date (each, a “Time-Based Award”), shall, upon the Termination Date, vest with respect to that number of shares or units (as applicable) subject to such Time-Based Award that would otherwise vest on the next scheduled vesting date to occur following such termination. Any portion of a Time-Based Award that is unvested as of the Termination Date (after taking into account the accelerated vesting in the preceding sentence) shall be immediately canceled as of the Termination Date; and
(2)each such Vesting LTI Award that is outstanding and subject to any performance vesting condition as of the Termination Date (each, a “Performance Award”) will remain outstanding through the conclusion of the applicable performance period and, subject to and conditioned upon the satisfaction of the applicable performance conditions, will vest based on the level of achievement of such performance conditions during the performance period, and the actual number of shares or units (as applicable) subject to such Performance Award that will become earned and vested upon or following the conclusion of the performance period (an “Earned Award”) shall be equal to the product of (x) the total number of shares or units (as applicable) subject to the award that would, absent Executive’s termination, otherwise become earned and vested based on the level of achievement of the applicable performance conditions during such performance period and (y) a fraction, the numerator of which is the number of days from the applicable grant date to the Termination Date and the denominator of which is the number of days from the grant date to the applicable vesting date of the Earned Award. Any Earned Award (or portion thereof) shall be payable following the performance period at the same time as such Performance Award would otherwise be payable to Executive under the applicable award agreement had Executive’s employment not terminated (unless subject to any deferral of earned and vested awards elected by Executive in accordance with the terms of the applicable LTI award agreement(s), in which case such deferral shall dictate payment timing). Any portion of a Performance Award that does not become an Earned Award shall be immediately canceled as of the end of the applicable performance period.”
(c)For clarity, except as explicitly set forth in Section 2(b) above with respect to Vesting LTI Awards, the last sentence of subparagraph (b) of the section of the Term Sheet entitled “Severance” shall continue to apply.
3.The definition of “Expiration Date Payment” is hereby amended to mean an amount equal to (x) three and three tenths times (3.3x) the Target Grant-Date Value, minus (y) the aggregate dollar value of the portion of the 2023 Special PRSU Award that vests as of the Vesting Date (as defined in the Award Agreement) (determined based on the Company’s closing stock price on the Vesting Date), as determined by the Committee in its sole discretion; provided, however, that in no event will the Expiration Date Payment exceed the Severance Cap. If the amount in clause (x) of this definition is equal to or less than the amount in clause (y) of this definition, then the Expiration Date Payment shall equal zero.
4.The definition of “Pre-Expiration Date Payment” is hereby amended to mean an amount equal to (x) three and three tenths times (3.3x) the Target Grant-Date Value (or, if the or, if the date on which Executive’s employment terminates is on or before July 1, 2026, an amount equal to the Target Grant-Date Value multiplied by the Pro Rata Fraction), minus (y) the aggregate dollar value of the portion of the 2023 Special PRSU Award that vests as of the Vesting Date (as defined in the Award Agreement) (determined based on the Company’s closing stock price on the Vesting Date), as determined by the Committee in its sole discretion; provided, however, that in no event will the Pre-Expiration Date Payment exceed the Severance Cap (or, if the date on which Executive’s employment terminates is on or before July 1, 2026, an amount equal to the Severance Cap multiplied by the Pro Rata Fraction). If the amount in clause (x) of this definition is equal to or less than the amount in clause (y) of this definition, then the Expiration Date Payment shall equal zero.
5.The Term Sheet is hereby amended to the extent necessary to reflect this Amendment.
6.This Amendment shall be and hereby is incorporated into and forms a part of the Term Sheet.
7.Except as expressly provided herein, all terms and conditions of the Term Sheet shall remain in full force and effect.
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    IN WITNESS WHEREOF, the Company and Executive have executed this Amendment effective as of the date first above written.

COMPANY
T-Mobile US, Inc.

/s/ Deeanne King
Name:     Deeanne King
Title:     EVP and Chief People Officer

EXECUTIVE

/s/ Peter Osvaldik
Peter Osvaldik

(Signature Page to Amendment to Compensation Term Sheet)